                                                                      EXHIBIT 12


                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                  (All dollar amounts are stated in millions.)


Year ended December 31                                           1997           1996           1995          1994           1993
--------------------------------------------------------------------------------------------------------------------------------
Net income                                                $     686.6    $     538.6    $     453.2   $     367.6    $     298.7
Income taxes                                                    342.6          283.7          300.5         160.7          152.0
--------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                    1,029.2          822.3          753.7         528.3          450.7
--------------------------------------------------------------------------------------------------------------------------------
Fixed charges:
     Interest expense (1)                                     1,512.9        1,524.6        1,562.5       1,250.3        1,155.5
     Interest portion of rentals (2)                             26.9           32.1           33.5          35.5           33.6
--------------------------------------------------------------------------------------------------------------------------------
Total fixed charges                                           1,539.8        1,556.7        1,596.0       1,285.8        1,189.1
================================================================================================================================
Total earnings as defined                                 $   2,569.0    $   2,379.0    $   2,349.7   $   1,814.1    $   1,639.8
================================================================================================================================
Ratio of earnings to fixed charges                               1.67           1.53           1.47          1.41           1.38
================================================================================================================================
Preferred stock dividends (3)                             $      17.7    $      25.5    $      44.1   $      40.9    $      46.9
================================================================================================================================
Ratio of earnings to combined fixed
     charges and preferred stock dividends                       1.65           1.50           1.43          1.37           1.33
================================================================================================================================



(1) For financial statement purposes, these amounts are reduced for income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper issuances.

(2) Represents one-third of rental which approximates the portion representing interest.

(3) Preferred stock dividends are grossed up to their pre-tax equivalents based on effective tax rates of 33.3, 34.5, 39.9, 30.4 and 33.7 percent for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively.